Exhibit 10.4

Form of

Participant Performance Share Agreement

This Participant Performance Share Agreement (the “Agreement”), by and between Core & Main, Inc., a Delaware corporation (the “Company”), and the Participant whose name is set forth on Exhibit A hereto, is being entered into pursuant to the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) and is dated as of the date it is accepted and agreed to by the Participant in accordance with Section 6(r). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.

WHEREAS, the Company has adopted the Plan to provide equity-based incentive awards to eligible employees and service providers to encourage them to maintain shareholder value, act consistent with the interest of the Company’s shareholders, deliver outcomes and/or continue in the service of the Company and the Subsidiaries; and

WHEREAS, the Participant’s participation in the terms of the Plan and this Agreement through acceptance of Performance Shares is entirely voluntary, and is not a term and/or condition of employment, and is not compensation for services rendered, but is instead an award granted on a discretionary basis to align the Participant’s interests with those of the Company’s shareholders and is an award that the Participant is free to decline at the Participant’s discretion.

Section 1.Grant of Performance Shares.

(a)The Company hereby evidences and confirms its grant to the Participant, effective as of the date set forth on Exhibit A hereto (the “Grant Date”), a target number of Performance Shares in the amount set forth on Exhibit A hereto (the “Target Award”). The number of Performance Shares a Participant actually earns (up to a maximum number set forth on Exhibit A) will be determined by the level of achievement of Performance Goals during the Performance Cycle (each as set forth on Exhibit A), in accordance with this Agreement. Each earned and vested Performance Share represents the right to receive one share of Company Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. This Agreement is entered into pursuant to, and the Performance Shares granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.

(b)The Participant acknowledges and recognizes that an important purpose of this Agreement is to align the interests of the Participant with those of the shareholders and to ensure that the Participant does not engage in activity detrimental to the interests of the Company’s shareholders if the Participant is going to be allowed the opportunity to participate in the financial rewards that result from this Agreement and their relationship to the value of equity participation in the Company. In addition, the Participant acknowledges that an ancillary purpose consistent with protecting the interests of the shareholders arises with respect to the Participant because the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about the Company and one or more of the Subsidiaries’ businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and one or more of the Subsidiaries. Accordingly, in consideration of the receipt of the Performance Shares, the Participant agrees to be bound by the covenants set forth in Exhibit B to this Agreement (the “Commitment to Avoid Competitive Activities Agreement”). The Participant further affirms and understands that he or she shall be required to comply with such restrictive covenants for the periods provided in the Commitment to Avoid Competitive Activities Agreement, to the extent permitted by applicable law, even if the Participant has not vested in or has forfeited all of the Performance Shares. These covenants shall be in addition to, and shall not supersede, the covenants set forth in any other agreement to which the Participant and the Company or any of its Subsidiaries are or hereafter become parties. The Participant acknowledges and agrees that the Company would not have entered into this Agreement and issued Performance Shares under this Agreement if the Participant did not agree to these covenants. The Participant acknowledges and agrees not to contest or dispute the Company’s position that the prohibition of competitive activities provided for in Exhibit B is inextricably connected to and part of the Company’s governance of its internal affairs and relates directly to the interests of the Company’s shareholders.

Section 2.Performance Cycle; Vesting.

(a)Performance Cycle and Goals.

(i)The Performance Cycle applicable to the Performance Shares is set forth on Exhibit A. The number of Performance Shares earned by the Participant for the Performance Cycle will be determined at the end of the Performance Cycle based on the level of achievement of the Performance Goals in accordance with Exhibit A. All determinations of whether Performance Goals have been achieved, the number of Performance Shares earned by the Participant, and all other matters related to this Section 2 shall be made by the Administrator in its sole discretion.

(ii)Promptly following completion of the Performance Cycle (and no later than two and one-half months following the end of the Performance Cycle), the Administrator will review and certify in writing (A) whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved, and (B) the number of Performance Shares that the Participant shall earn, if any, subject to compliance with the vesting requirements of Section 2(b). Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

(b)Vesting. Performance Shares are subject to forfeiture until they vest. Except as otherwise provided in this Section 2, the Performance Shares shall become vested, if at all, in the percentage(s), and on the vesting date(s) set forth on Exhibit A hereto (each, a “Vesting Date” and the period beginning on the Grant Date and ending on the Vesting Date is referred to herein as the “Vesting Period”), subject to the Administrator’s certification of the achievement of Performance Goals and subject to the continued employment of the Participant by the Company or any Subsidiary thereof through the Vesting Date. Vested Performance Shares shall be settled as provided in Section 3 of this Agreement.

(c)Effect of Termination of Employment.

(i)Termination Without Cause or Upon a Special Termination. Upon (A) termination of the Participant’s employment by the Company or any Subsidiary thereof without Cause or (B) a Special Termination (as defined in the Plan), in each case during the Vesting Period, a pro rata portion of the Performance Shares will vest, subject to the achievement of the Performance Goals. Such pro rata portion shall be equal to (A) the total number of Performance Shares that would have been earned by the Participant for the Performance Cycle as of the end of the Performance Cycle based on the level of achievement of the Performance Goals in accordance with Exhibit A, multiplied by (B) a fraction, the numerator of which equals the number of days that the Participant was employed during the Vesting Period and the denominator of which equals the total number of days in the Vesting Period. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in the applicable employment agreement by and between the Participant and the Company or any Subsidiary thereof as of the date of such termination; provided, that if no such employment agreement exists, then “Cause” shall mean: (1) the Participant’s indictment for, commission, conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (2) the Participant’s commission of fraud, theft, embezzlement, self-dealing, dishonesty, misappropriation or other malfeasance against the Company or any Subsidiary thereof; (3) the Participant’s material and persistent failure to perform the Participant’s lawful duties or responsibilities under the terms of any agreement between the Company or any Subsidiary thereof and the Participant (other than by reason of Disability (as defined in the Plan)); (4) the Participant’s failure to comply with any lawful policy of the Company; (5) the Participant’s commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of the Participant’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company or any Subsidiary thereof; (6) the Participant ’s breach of any fiduciary duty owed to the Company or any Subsidiary thereof; (7) the Participant’s material violation or breach of any restrictive covenant or any material term of any agreement between the Participant and the Company or any Subsidiary thereof; (8) the Participant’s failure or refusal to cooperate in good faith with a governmental or internal investigation; or (9) the Participant’s commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company or any Subsidiary thereof or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company or any Subsidiary thereof.

(ii)Any Other Reason. Upon termination of the Participant’s employment for any reason (whether initiated by the Company or by the Participant) other than a termination by the Company or any Subsidiary thereof without Cause or a Special Termination, any unvested Performance Shares (including any right to accumulated dividend equivalents described in Section 6(b)) shall be forfeited and canceled effective as of the date of such termination.

(d)Effect of a Change in Control. In the event of a Change in Control, the treatment of any unvested Performance Shares shall be governed by Article XIV of the Plan.

(e)No Other Accelerated Vesting. The vesting and settlement provisions set forth in this Section 2, or in Section 3, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to the Performance Shares and shall supersede any other provisions relating to vesting and exercisability, unless such other such provision expressly refers to the Plan by name and this Agreement by name and date.

Section 3.Settlement of Performance Shares.

(a)Timing of Settlement. Subject to Section 6(a), any Performance Shares that are earned and became vested in accordance with the terms of this Agreement shall be settled by issuance of an equal number of shares of Company Common Stock, on a date selected by the Company that is within two and one-half months following the date of vesting, contingent on the Administrator’s determination of the achievement of the Performance Goals (each such date, a “Settlement Date”).

(b)Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, delivery of shares of Company Common Stock on account of termination of the Participant’s employment with the Company or any Subsidiary may not be made before the date that is six (6) months after the date of such termination of employment (or, if earlier, the date of the Participant’s death).

(c)Mechanics of Settlement. On each Settlement Date, the Company shall electronically issue to the Participant one whole share of Company Common Stock for each Performance Share that then became vested (except as provided in Section 6(a)), and, upon such issuance, the Participant’s rights in respect of such Performance Share shall be extinguished. In the event that there are any fractional Performance Shares that became vested on such date, such fractional Performance Shares shall be settled through a cash payment equal to the portion of the Performance Share multiplied by the Fair Market Value of the Company Common Stock on such Settlement Date. No fractional shares of Company Common Stock shall be issued. Notwithstanding the foregoing, the Administrator may in its sole discretion settle any Performance Shares in the form of a cash payment.

Section 4.Securities Law and Company Policy Compliance. Notwithstanding any other provision of this Agreement, the Employee may not sell the shares of Company Common Stock acquired upon settlement of the Performance Shares unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares must also comply with Company policy and with other applicable laws and regulations governing the Company Common Stock, and the Participant may not sell the shares of Company Common Stock if the Company determines that such sale would not be in material compliance with its policies or such laws and regulations.

Section 5.Restriction on Transfer; Non-Transferability of Performance Shares. The Performance Shares are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than, upon the Participant’s death, by designation of a beneficiary pursuant to Section 6(o), will or by the laws of descent and distribution to the estate of the Participant. Any purported transfer in violation of this Section 5 shall be void ab initio.

Section 6.Miscellaneous.

(a)Tax Withholding. The Company or one of the Subsidiaries shall require the Participant to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the Performance Shares and the related issuance of shares of Company Common Stock. Accordingly, unless the Company determines otherwise, (i) except as set forth in clause (ii) of this Section 6(a), with respect to all withholding obligations in connection with the Performance Shares, the Company shall retain a number of shares of Company Common Stock issuable in respect of the Performance Shares, then vesting or issued that have an aggregate Fair Market Value as of the applicable date equal to the amount of such taxes required to be withheld, not to exceed the amount necessary to avoid liability award accounting (plus any additional withholding amount resulting from imputed income to the Participant resulting from such withholding, if applicable), and the number of shares of Company Common Stock to be issued in respect of the Performance Shares shall thereupon be reduced by the number of shares of Company Common Stock so retained (ii) with respect to any Federal Insurance Contributions Act (FICA) withholding amounts the Company determines to be due as a result of the Participant having met the qualifications for a Qualifying Retirement, at such time or times as determined by the Company in its discretion, the Company or its Subsidiary shall, to the extent permitted by applicable law and the Code, withhold an amount in cash (through payroll deduction or otherwise) from Participant’s salary (or any other amount owed by the Company or its Subsidiaries to the Participant) equal to the Company’s estimate of such FICA withholding obligation, not to exceed the amount necessary to avoid liability award accounting. The Company, in its discretion, may, as an alternative to the withholding methods described in the preceding portion of this Section 6(a), permit or require the Participant to satisfy all such withholding obligations by another means, including by remitting cash to the Company in an amount sufficient to satisfy all or any portion of the relevant taxes required to be withheld. No method of withholding that would violate any financing instrument of the Company or any of the Subsidiaries shall be permitted.

(b)Dividend Equivalents. Unless otherwise determined by the Administrator, in the event that the Company pays any ordinary dividend in cash on a share of Company Common Stock following the Grant Date and prior to an applicable Settlement Date, there shall be credited to the account of the Participant in respect of each outstanding Performance Share an amount equal to the amount of such dividend. The amount so credited, if any, shall be (i) deferred (without interest, unless the Administrator determines otherwise) until the settlement of such related Performance Share and then paid in cash at the same time as Performance Shares are settled, and (ii) forfeited to the extent the underlying Performance Share is forfeited.

(c)Authorization to Share Personal Data. The Participant authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.

(d)No Rights as Stockholder; No Voting Rights. Except as provided in Section 6(b), the Participant shall have no rights as a stockholder of the Company with respect to any shares of Company Common Stock covered by the Performance Shares prior to the issuance of such shares of Company Common Stock.

(e)No Right to Awards. The Participant acknowledges and agrees that the grant of any Performance Shares (i) is being made on an exceptional basis and is not intended to be renewed or repeated, (ii) is entirely voluntary on the part of the Administrator and (iii) should not be construed as creating any obligation on the part of the Administrator to offer any Performance Shares or other Awards in the future.

(f)No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(g)Interpretation. The Administrator shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Administrator under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(h)Forfeiture of Awards; Clawback Policy. The Performance Shares granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Participant or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan. Without limiting the generality of the foregoing, in accordance with Section 13.3 of the Plan, by accepting the Performance Shares, the Participant acknowledges that the Participant is fully bound by, and subject to all of the terms and conditions of, the any clawback policy adopted by Administrator, Board, the Company or any Subsidiary of the Company and the Participant agrees to abide by the terms of such policies. To the extent that the Board determines that all or any portion of the Performance Shares or the shares of Company Common Stock issued on settlement thereof (or the value of those shares) must be cancelled, forfeited, repaid, or otherwise recovered by the Company, the Participant shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery.

(i)Consent to Electronic Delivery. By entering into this Agreement and accepting the Performance Shares evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Performance Shares via Company website or other electronic delivery.

(j)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(k)Waiver; Amendment; Notice.

(i)Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(ii)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Participant and the Company.

(iii)Notice. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Company’s General Counsel at his principal office location, with a copy to the Company’s Chief Human Resources Officer at her principal office location, or to the Participant at the Participant’s principal office location or home address most recently on file with the Company, such notice to be deemed effective on the earlier of receipt or two (2) days after it is issued.

(l)Assignability. Except as expressly provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party.

(m)Applicable Law; Venue. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference) that can be pursued or enforced in a court of law, shall be brought in the U.S. District Court for the District of Delaware or in any other court of competent subject matter jurisdiction located in the State of Delaware. The Company and the Participant, each hereby submits to the exclusive jurisdiction of the courts of proper subject matter jurisdiction located in Delaware (the “Chosen Venue”), consents to the exercise of personal jurisdiction over them by such courts, and irrevocably waives (a) any objections which they may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement that can be pursued in a court of law in the Chosen Venue; and (b) any claim that any such suit, action, or proceeding brought in the Chosen Venue has been brought in any inconvenient forum.

(n)Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6(n).

(o)Beneficiary. The Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(p)Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(q)Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(r)Acceptance of Performance Shares and Agreement. The Participant has timely indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company on Exhibit A hereto (or as otherwise instructed by the Company in writing or via the Participant’s stock plan portal). The Participant acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Performance Shares under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of this Agreement and the Performance Shares is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.
(s)Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

Exhibit A to
Participant Performance Shares Agreement

Participant:

Grant Date:*
Target Award:*

Performance Cycle:

Performance Goals:

Vesting:

* Important Notice to Participant: Pursuant to Section 6(r) of this Agreement, this grant of Performance Shares is conditioned upon the Participant’s timely acceptance of the terms of this Agreement. Accordingly, unless the Participant affirmatively accepts this Award within 90 days of the Grant Date (as specified in the Participant’s personal Fidelity portal) or another time period directed by the Company to the Participant in writing (or in the Participant’s personal Fidelity portal), this Agreement shall be void ab initio and the Participant shall not be entitled to receive the Performance Shares and shall have no rights under this Agreement whatsoever.

Exhibit B to
Participant Performance Shares Agreement
Commitment to Avoid Competitive Activities

Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Participant Performance Shares Agreement to which this Commitment to Avoid Competitive Activities Agreement is attached.

The Participant acknowledges that as an individual being presented with the opportunity to share in the growth and value of the Company through Performance Shares, it is important to avoid certain activities that would be detrimental to the Company’s business and its potential value to shareholders while engaged to provide services to Core & Main LP (“CMLP”) or any other Subsidiary and for a reasonable period of time thereafter. The Participant agrees that it is reasonable for the Company to require a commitment from the Participant of this nature to allow the Participant to participate in the Plan and retain the benefits of the Performance Shares. Accordingly, the Participant agrees that any activity or conduct by the Participant that violates one of the restrictions or obligations provided for in Sections 1 and 3 of this Exhibit B (the “Restrictive Covenants”) will be considered a Competitive Activity violation.

Section 1 Confidential Information.

1.1 The Participant will honor all agreements with CMLP, the Company and/or any of the Company’s other Subsidiaries (collectively, the “Company Group”) regarding maintaining the confidentiality of information that qualifies as contractually protected “Confidential Information”, protect and preserve the value of the Company Group’s trade secrets and proprietary information to the Company Group (irrespective of whether same is also covered by the contractual definition of Confidential Information), and comply with the Company Group’s policies and directives regarding the handling of the Company Group’s records, files, computer system access, materials and property at all times. To the extent the Participant is not otherwise subject to another contractual agreement with the Company Group covering Confidential Information, the Participant agrees that until such time as the Confidential Information is readily available publicly (other than as a result of disclosure by the Participant), the Participant shall not disclose Confidential Information to any person or use, copy, download, upload or transfer any Confidential Information, whether or not created in whole or in part by the efforts of the Participant, and regardless of whether the Participant is still employed by the Company Group. The Participant will only disclose or use, copy, download, upload or transfer such Confidential Information as is required by law or as necessary in the performance of the Participant’s duties on behalf of the Company Group. If Participant is subject to another contractual agreement that defines what constitutes the Company’s “Confidential Information”, that definition shall control. Absent such a controlling definition, it is understood “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the Company Group’s businesses that Participant acquires or gains access to during their employment that the Company Group has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group through proper means. By way of example and not limitation, Confidential Information is understood to include: (1) trade secrets; (2) any information Participant has reason to know that the Company Group treats as confidential for any purpose; (3) unpublished financial records; (4) all business plans and marketing strategies; (5) information concerning existing and prospective markets, suppliers and customers; (6) information concerning the development of new products, services or promotional lines; (7) technical and nontechnical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques; (8) sales information or events; (9) customer account information; (10) vendor pricing agreements; (11) marketing and forecasting information and strategies; and (12) unpublished pricing, proposals, plans, including fees, costs and pricing structures, underlying pricing-related variables such as costs, volume discounting options, and profit margins; and (13) and information concerning existing and prospective clients, distributors, agents, suppliers and customers and other information related thereto.

1.2 The Participant’s obligations under this Section 1 are indefinite in term until such time as such Confidential Information has become public knowledge other than as a result of Participant’s breach of this Section 1 or breach by those acting in concert with Participant or on Participant’s behalf; provided, however, if applicable law requires a time limit to be place on the restrictions in Section 1 for the restriction to enforceable, then this restriction on Participant’s use of Confidential Information that is not a trade secret will expire two (2) years after Participant’s employment or other association with the Company Group ends. This time limit will not apply to Confidential Information that qualifies as a trade secret as trade secrets will remain protected for as long as they qualify as trade secrets under applicable law.

Section 2 Return of Company Property.

2.1 The Participant acknowledges that all tangible items containing any confidential or proprietary information or trade secrets, including without limitation: memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Company, and its Subsidiaries, and the Participant shall deliver to the Company all such material in the Participant’s possession or control upon the Company request and in any event upon the termination of the Participant’s employment with the Company Group. The Participant shall also return any keys, equipment, identification or credit cards, or other property belonging to the Company or its Subsidiaries upon termination of the Participant’s employment or the Company request.

Section 3 Noncompetition and Nonsolicitation.

3.1 Avoidance of Competition and Other Competitive Acts During Engagement.

While employed or otherwise engaged as an individual to provide services to the Company Group (as an employee, consultant, or otherwise), the Participant will comply with each of the restrictions and obligations below.

a. The Participant will comply at all times with the Participant’s duty of loyalty to the Company Group as an employee or agent of the Company Group placed in a position of special trust and confidence which shall be understood to include, but not be limited to,

(i) an obligation not to engage or participate in the business of, or become employed with a Competitor as an employee, owner, member, partner, consultant, director or otherwise, without the express written consent of the Company Group,

(ii) an obligation not to interfere with or otherwise knowingly cause harm to the Company Group’s ongoing or prospective business relationship with a Company Group employee, consultant or individual providing services as an independent contractor, or a supplier, distributor, vendor, customer, or other person or entity that does business with the Company Group or that the Company Group has a reasonable expectation of doing business with, and

(iii) and to inform the Company Group of business opportunities that fall within the Company Group’s lines of business and not pursue them for personal gain separate from the Company Group without the Company Group’s express written consent in advance, or otherwise participate in any conduct or relationship that creates a conflict of interest in violation of Company Group policies.

b. The Participant will not knowingly participate in or pursue activities that harm the value of the Company Group’s intellectual property and will honor all agreements with the Company Group concerning the ownership and protection of proprietary works and intellectual property. The Participant will be responsible for understanding, complying with, and implementing the Company Group’s confidential and proprietary information policies and guidelines published by the Company Group as they apply to the Participant’s position and area of accountability at the Company Group.

c. The “Business” of the Company Group is the distribution of water, sewer, storm drainage, fire protection, and geosynthetics products and related services (each individually a “line of Business”). The Company Group competes directly with persons and entities engaged in the Business on a local and national scope. The term “Competitor” means any person or entity engaged in the developing, marketing or selling of any product(s) or service(s) the Company Group is developing, marketing or selling or has plans to develop, market or sell at the time of the Participant’s termination of employment, in which the Participant had involvement or about which the Participant was provided Confidential Information during the last two years of their employment with CMLP or any other Subsidiary (or such shorter period of time as Participant is employed)(the “Look Back Period”). For avoidance of doubt, if the Participant is a senior officer of CMLP or any other Subsidiary, it is presumed the Participant was provided Confidential Information about all of the Company Group’s lines of business.

3.2. Avoidance of Competition and Other Detrimental Acts After Vesting.

The Participant will comply with the following restrictions for a period of one (1) year after Participant’s employment or other services engagement with CMLP or any of the Subsidiaries end, or a period of four years after all Performance Shares covered by this Agreement have fully vested, whichever period ends earlier (“Restricted Period”):

a. Noncompete. The Participant will not, anywhere within the Territory, directly or through the direction or control of others, acting individually or as an owner, shareholder, partner, employee, contractor, agent or otherwise, on behalf of a Competitor: (i) provide, supervise or manage services that are the same as or similar in function or purpose to the services the Participant provided to the Company Group during the Look Back Period; (ii) assist in the development or improvement of a competing product or service; or (iii) provide services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a Competitor. The term “Territory” as used in this Exhibit B will depend upon Participant’s position as follows: (x) if Participant is in a position where Participant’s responsibilities are not geographically limited to an assigned location or territory or where Participant is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, senior management positions, administrative leadership positions, and operations employees), then Territory means the United States (including state and state-equivalents and county and county-equivalents within the United States); (y) if Participant is in a position with responsibilities and Confidential Information that are limited to an assigned territory or territories during the Look Back Period, then Territory shall be the specific geographic territory or territories assigned to Participant during the Look Back Period; and (z) in the event that neither (x) or (y) apply, then the Territory is the county or counties that Participant performed services in or on behalf of the Company Group during the Look Back Period.

b. Worker Nonsolicit. The Participant will not, directly or indirectly through providing assistance to others, knowingly: (i) participate in soliciting or communicating (verbally, electronically, or in other written form) with a Covered Worker for the purpose of persuading the Covered Worker to go to work for a Competitor or to end or modify the Covered Worker’s relationship with the Company Group, or (ii) assist a Competitor in efforts to hire a Covered Worker away from the Company Group. A “Covered Worker” means an employee or individual worker engaged as an independent contractor of Company Group that the Participant works with, gains knowledge of or is provided Confidential Information about in the Look Back Period. A worker who resigns will continue to be considered a Covered Worker for a period of six months after the worker’s employment or other engagement with the Company Group ends except where doing so would make this restriction unenforceable.

c. Customer Nonsolicit. The Participant will not, working alone or in conjunction with one or more other persons or entities, whether for compensation or not, on behalf of (or for the benefit of) a Competitor: (i) solicit, assist in soliciting, or facilitate the solicitation of, competing business from a customer of the Company Group that the Participant had material contact or involvement with or was provided Confidential Information about during the Look Back Period (“Covered Customer”); or (ii) interfere with the Company Group’s business relationship with any such Covered Customer. Material interaction is presumed present if Participant participated in or supervised communications with the customer (other than through mass mailings or cold calls) or received commissions, bonuses, or other beneficial credit or attribution for business done with the customer. Unless it would make the restriction unenforceable, a customer will be presumed to include any prospect (person or entity) who is in active negotiations or communication with the Company Group about doing business with it at the time Participant’s employment ends. The restrictions contained in Sections 3.2(b) and (c) are understood to be reasonably limited by geography to those locations, and counties, where the Covered Customer and Covered Worker are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Territory.

d. Business Relationship Interference. The Participant will not, directly or indirectly through providing assistance to others, knowingly interfere with the Company Group’s ongoing (or where allowed by law, prospective) business relationship with a supplier, distributor, or vendor that the Company Group has a reasonable expectation of doing business with, and that the Participant had material contact or involvement with or gained knowledge of through the Participant’s role with the Company Group in the Look Back Period, by soliciting, inducing or otherwise encouraging the supplier, distributor, or vendor to cease or reduce doing business with the Company Group or to give a valuable business opportunity to a Competitor.

Section 4 Remedies.

4.1 The Company and the Participant agree that the provisions of this Exhibit B do not impose an undue hardship on the Participant and are not injurious to the public; that these provisions are necessary to protect the business of the Company and its Subsidiaries; that the nature of the Participant’s responsibilities with the Company Group provide and/or will provide the Participant with access to confidential or proprietary information or trade secrets that are valuable and confidential to the Company and its Subsidiaries; that the Company Group would not issue Performance Shares to the Participant if the Participant did not agree to the provisions of this Exhibit B; that the provisions of this Exhibit B are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Exhibit B. Except where otherwise expressly indicated, Participant’s obligations under this Exhibit B are severable and/or subject to reformation or partial enforcement. Except where otherwise expressly indicated, Participant’s obligations under this Agreement are severable and/or subject to reformation or partial enforcement. In the event that a court determines that any provision of this Exhibit B is unreasonably broad or extensive (such as to time, scope or geography), the Participant agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed for the protection of the Company Group’s interests and prevention of irreparable harm which is the express intent of the parties. If, despite the forgoing, any provision of this Agreement is by a court or arbitrator of competent jurisdiction determined to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms. The period of time during which the provisions of Section 3.2 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company Group’s application for injunctive relief.

4.2 In the event the Plan Administrator has reason to believe Participant has engaged in any Competitive Activities, or is pursuing a course of conduct that threatens to violate the Restrictive Covenants, the Company Group shall have the right to suspend the vesting schedule with respect to any unvested Performance Shares until it determines that a violation has occurred and/or that any threatened violation has been resolved so as to longer be a threat. The type of harm to the Company Group caused by a violation of the Restrictive Covenants cannot be fully measured and remedied through monetary damages and would be irreparable in nature. Accordingly, in addition to the forgoing, the Company Group shall retain all rights and remedies available in law or equity to enforce the restrictions and obligations that Participant has committed to in Exhibit B.

4.3 Participant’s Commitment to Avoid Competitive Activities and the terms of this Agreement awarding Performance Shares’ to Participant are mutually dependent, material terms. Accordingly, in the event the enforceability of the Restrictive Covenants are challenged by Participant and found by court or arbitrator of competent jurisdiction to be void or unenforceable in any part deemed material by the Company Group, then the Company Group shall have the right to demand and receive from Participant within 10 business days of the Company Group’s request to the Participant, the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Performance Shares or shares of Company Common Stock issued in settlement of the Performance Shares.

Section 5. Limitations.

a. Notwithstanding anything in this Exhibit B to the contrary, nothing herein prohibits the Participant from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that Participant is not a controlling person of, or a member of a group that controls, such business that is a Competitor, and further provided that the Participant does not otherwise participate in any conduct prohibited under this Agreement. In addition, nothing herein shall be construed to prohibit Participant’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as Participant provides written assurances regarding the non-competitive nature of Participant’s position that are satisfactory to the Company Group and Participant remains employed solely in such non-competitive entity or unit during the pendency of the restrictions in Section 3.2(a). Nothing herein is intended to be or is to be construed as a prohibition against general generic advertising of a company’s products, services or job openings to the public such as “help wanted” ads that are not targeted at the Company Group. Where (and only where) a different form of geographic limitation is required by applicable law for enforcement, the covenants in Section 3.2 (b) through (d) will be considered limited to the Territory.

b. It is the intent of the Company Group to apply Exhibit B in a manner that does not violate any law that is deemed to be the controlling law for the parties with respect to the obligations in the Agreement. CALIFORNIA: If Participant is a resident of California, and when Participant last worked for CMLP or any other Subsidiary, Participant primarily resided and worked in California, Section 3.2 in this Exhibit B and Sections 6(m) (Applicable Law; Venue) and (n) (Waiver of Jury Trial) in the Agreement shall not apply to them. However, any conduct relating to the solicitation of Company Group’s customers or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times. DISTRICT OF COLUMBIA: If the Company Group is deemed to operate in the District of Columbia and when Participant last worked for the Company or any of its Subsidiaries, Participant worked for it in the District of Columbia, then nothing in Exhibit B will be applied to prohibit Participant from being simultaneously or subsequently employed by another person, performing work or providing services for pay for another person, or operating Participant’s own business. However, conduct involving disclosure of confidential, proprietary, or sensitive information, client lists, customer lists, or a trade secret (as defined in the Uniform Trade Secrets Act) will remain prohibited.

c. Nothing in this Agreement prohibits the Participant from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Commission, or Department of Labor) an event that the Participant reasonably and in good faith believes is a violation of law, requires notice to or approval from the Company Group before doing so, or prohibits the Participant from cooperating in an investigation conducted by such a government agency. The Participant acknowledges notice that the Defend Trade Secrets Act provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may in pursuing such lawsuit disclose trade secrets to his/her attorney and use trade secrets in court submissions so long as documents containing the trade secret are filed under seal and do not disclose trade secrets except as permitted by court order.